EXHIBIT 99.5

The Board of Directors

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Fl 33172

Members of the Board:

Sawaya Segalas & Co., LLC hereby consents to the inclusion of our opinion letter dated February 1, 2003 to the Board of Directors of Perry Ellis International, Inc. (“Perry Ellis”) as Annex C to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly owned subsidiary of Perry Ellis with and into Salant Corporation, and to the references thereto under the captions Chapter I — “Summary and Overview of the Merger—SUMMARY”, Chapter III—The Merger—“Background of the Merger”, and Chapter III—The Merger—“Opinion of Sawaya Segalas & Co., LLC” in such Joint Proxy Statement-Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC promulgated thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the Regulations.

Very truly yours,

/s/    Sawaya Segalas & Co., LLC

New York, New York

May 16, 2003

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